Exhibit 3.66

SECUREM, LLC

August 3, 2007

Limited Liability Company Agreement

The undersigned Cavalier Telephone Corporation, a Delaware Corporation (“CTC”), being the sole member of CavTel Holdings, LLC, a Delaware limited liability company (“Holdings”), that in turn is the sole member of SecureM, LLC, a Delaware limited liability company (the “Company”), hereby confirms and ratifies the following as the Limited Liability Agreement of the Company (“Agreement”), effective as of the formation thereof:

1.	From and after the date hereof, the Company’s limited liability company interests shall be represented by certificates in substantially the form attached hereto as Exhibit A, which certificates, when duly executed and issued, shall be deemed to be “security certificates” within the meaning of Article 8 of the Uniform Commercial Code of Delaware and of each other relevant jurisdiction.

2.	The member or members may cause the Company to admit one or more additional members to the Company by unanimous vote or unanimous written consent. However, the assignment of a limited liability company interest in the Company by a member shall thereupon, without any further procedure, entitle the assignee thereof to become and to exercise all rights of a member of the Company, including without limitation, the right to participate in the management of the business and affairs of the Company. The assignee shall be admitted as a member upon his, her or its execution and delivery to the Company of a counterpart of this Agreement agreeing to be bound hereby.

3.	Any member of the Company may pledge or grant a security interest, lien or other encumbrance in or against any or all of such member’s limited liability company interest in the Company, and the pledgee or grantee thereof, and any assignees or successors in interest thereof shall have the right to enforce and foreclose on any such pledge, security interest, lien or encumbrance in accordance with the terms and conditions under which such pledge is made or such security interest, lien or encumbrance is granted. The purchaser of a limited liability company interest in the Company upon a foreclosure, strict foreclosure, public or private sale of shall become a member of the Company upon execution of a counterpart of this Agreement assuming all of the duties and obligations of a member of the Company. The Company shall recognize such assignment or sale and admit the purchaser as provided in this paragraph.

4.	The limited liability company agreement of the Company may be amended by the sole member or by a majority of the members of the Company at any time as so determined by such member or members.

5.	The Company shall be member managed. At any time that there is more than one member, the vote or written consent of a majority in interest of the members shall be required to take action.

6.	Each member is authorized to execute any and all documents on behalf of the Company necessary or appropriate in connection with the business of the Company. The sole member or a majority of the members (whenever there is more than one member) shall have the authority to appoint officers, agents and representatives of the Company at any time to serve at the pleasure of the members. The officers shall exercise such powers and perform such duties as shall be determined from time to time by the members.

7.	So long as there is only one member, the member may withdraw from the Company, provided that such withdrawal from the Company shall result in the constructive termination of the Company. If there is more than one member, then no member shall be permitted to withdraw from the Company or demand a return or payment of his or its capital contribution.

8.	This Agreement sets forth the entire understanding of the parties. Oral amendments and oral waivers are void. This Agreement shall be governed and construed under the laws of the State of Delaware applicable to agreements executed and to be fully performed in such State. All members consent to the exclusive jurisdiction of the courts of the State of Delaware with respect to all disputes involving or arising out of this Agreement.

**The Next Page is the Signature Page**

EXECUTED as of the date first written above.

SOLE MEMBER:

CAVTEL HOLDINGS, LLC

By:	Cavalier Telephone Corporation
Its sole member

By:	/s/ Brad A. Evans
Brad A. Evans, President

THE COMPANY:

SECUREM, LLC

By:	CavTel Holdings, LLC,
Its sole member

By:	Cavalier Telephone Corporation,
Its sole member

By:	/s/ Brad A. Evans
Brad A. Evans, President

EXHIBIT A

Form of Certificate of Limited Liability Company Interest

CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST

SECUREM, LLC, a Delaware limited liability company (the “Company”), hereby certifies that CAVTEL HOLDINGS, LLC (the “Holder”) is the owner of 100% of the membership rights, economic interests and all other legal and beneficial ownership interests in the Company. The Holder’s interest in the Company is represented by this Certificate.

The Holder, by accepting this Certificate, is deemed to have agreed to comply with, and be bound by, the limitations of the interest evidenced hereby.

THIS CERTIFICATE EVIDENCES AN INTEREST IN SECUREM, LLC AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF DELAWARE AND THE UNIFORM COMMERCIAL CODE OF ANY OTHER RELEVANT JURISDICTION.

THE INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.

Dated: August 3, 2007.

SECUREM, LLC

By:	CavTel Holdings, LLC,
Its sole member

By:	Cavalier Telephone Corporation,
Its sole member

By:	/s/ Brad A. Evans
Brad A. Evans, President